Exhibit 23.4

Consent of ICF SH&E, Inc.

We hereby consent to the use of our name, ICF SH&E, Inc. (“ICF”), and our industry data and forecasts in the Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by Intrepid Aviation Limited, a Bermuda exempted company (the “Company”), and in the prospectus contained therein, including, but not limited to the references under the headings “Summary,” “Industry” and “Business” in the Registration Statement.

Dated: September 10, 2014

For ICF SH&E, Inc.

By: /s/ John J. Mowry

Name:	John J. Mowry
Title:	Global Managing Director Aviation Consulting & Services